Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Enveric Biosciences, Inc. on Forms S-3 (File Nos. 333-233260 and 333-253196) of our report dated April 1, 2021, with respect to our audits of the consolidated financial statements of Enveric Biosciences, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, appearing in this Annual Report on Form 10-K of Enveric Biosciences, Inc. for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 1, 2021